EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015, for the registration of 6,000,000 common shares of The Timken Company of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of The Timken Company and the effectiveness of internal control over financial reporting of The Timken Company included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

May 11, 2015